Exhibit 99.1

 Immersion Corporation Reports Fourth Quarter 2006 Financial Results


    SAN JOSE, Calif.--(BUSINESS WIRE)--March 1, 2007--Immersion Corporation (NASDAQ:IMMR), a leading developer and licensor of touch feedback technology, today announced its fourth quarter 2006 financial results. Revenues were $8.6 million for the quarter ended December 31, 2006 compared to revenues of $6.9 million for the fourth quarter of 2005. Net loss on a Generally Accepted Accounting Principles (GAAP) basis for the fourth quarter of 2006 was $2.0 million, or $0.08 loss per share, an improvement of 33 percent compared to a net loss on a GAAP basis of $3.0 million, or $0.12 loss per share, for the fourth quarter of 2005. Net loss for the three months ended December 31, 2006 included stock-based compensation expense of $796,000, equal to $0.03 loss per share. Net loss for the three months ended December 31, 2005 did not include any stock-based compensation expense. As of December 31, 2006, Immersion had cash and cash equivalents totaling $32.0 million as compared to $29.0 million as of September 30, 2006.

    Revenues were $27.9 million for the year ended December 31, 2006 compared to revenues of $24.3 million for the year ended December 31, 2005. Net loss on a GAAP basis for the year ended December 31, 2006 was $10.4 million, or $0.42 loss per share, an improvement of 20 percent compared to a net loss on a GAAP basis of $13.1 million, or $0.54 loss per share, for the year ended December 31, 2005.

    In a separate press release issued today, Immersion and Sony Computer Entertainment announced that the companies have agreed to conclude their patent litigation at the U.S. Court of Appeals for the Federal Circuit and have entered into a new business agreement to explore the inclusion of Immersion technology in PlayStation format products.

    "The fourth quarter and 2006 total revenues were at new record levels for Immersion," said Immersion CEO Victor Viegas. "In our medical business, revenue increased 62% over the fourth quarter of 2005 and 47% for the year, led by the sales of our medical simulator products."

    Immersion achieved another major milestone in its Mobility business in December 2006 with the launch of the first commercial phone with a VibeTonz(R)-enabled touchscreen, the Samsung SCH-W559 from China Unicom. Since that time, Samsung has released another VibeTonz-enabled touchscreen phone in China, and in February at the 3GSM World Congress in Barcelona, announced a new VibeTonz-enabled touchscreen model for Europe, the Samsung Ultra Smart F700. The VibeTonz System supplies tactile feedback in response to touchscreen presses, allowing onscreen buttons to seem as though they press and release.

    "Our VibeTonz system can act as an enabling platform for cost-effectively improving the mobile-device user experience by enriching music, video, messaging, games, and now touchscreens," concluded Viegas.

    Immersion will host a conference call with company management on Thursday, March 1, 2007, at 5:00 p.m. Eastern time to discuss operating results for the fourth quarter and year ended December 31, 2006. A question and answer session will follow. To listen to the call, dial +1 800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 6600266. The call will be archived and available for replay until March 9, 2007, by dialing +1 800.642.1687 and entering confirmation number 6600266. The call will also be simulcast on the Internet through Immersion Corporation's Web site, http://www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com for replay until March 1, 2008.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion's advanced touch feedback technology (www.immersion.com/corporate/products/), electronic user interfaces can be made more productive, compelling, entertaining, or safer. Immersion's technology is deployed across automotive, entertainment, industrial controls, medical training, mobility, and three-dimensional simulation markets. Immersion's patent portfolio includes over 600 issued or pending patents in the U.S. and other countries.

    Forward-Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning the possible inclusion of vibro-tactile or force feedback technologies in peripheral devices for consumer gaming, or sales of vibro-tactile or force feedback peripheral devices for consumer gaming; any statements regarding consumer response that may occur as a result of having touch feedback in peripheral devices; any statements concerning consumer or market acceptance of simulator products for medical training, continuing education or evaluation; adoption and market acceptance of touch-enabled mobile phones or consumer and market acceptance of force feedback products in general; future development of force feedback products; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business, which include but are not limited to delay in or failure to achieve commercial demand for Immersion's expanded technology offerings; a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments; and risks and uncertainties associated with ongoing litigation.

    For a more detailed discussion of these factors and other factors that could cause Immersion's actual results to vary materially, interested parties should review the risk factors listed in Immersion's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion's beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion, the Immersion logo, and VibeTonz are trademarks of Immersion Corporation in the U.S. and other countries. All other trademarks are the property of their respective owners.


                        Immersion Corporation
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                             December 31, December 31,
                                                2006         2005
                                             (Unaudited)      (1)
                                             ------------ ------------
ASSETS
  Cash and cash equivalents                      $32,012      $28,171
  Accounts receivable, net                         5,153        4,650
  Inventories, net                                 2,639        2,655
  Prepaid expenses and other current assets        1,179        1,131
                                             ------------ ------------
    Total current assets                          40,983       36,607

  Property and equipment, net                      1,647        1,366
  Intangibles and other assets, net                7,385        6,787
                                             ------------ ------------

TOTAL ASSETS                                     $50,015      $44,760
                                             ============ ============

LIABILITIES
  Accounts payable                                $2,334       $2,179
  Accrued compensation                             1,526        1,193
  Other accrued liabilities                        1,750        1,604
  Deferred revenue and customer advances           1,716        2,741
  Current portion of long-term debt                    -            5
                                             ------------ ------------
    Total current liabilities                      7,326        7,722

  Long-term debt                                  18,122       17,490
  Long-term liabilities and deferred revenue      32,559       21,343
  Long-term customer advance from Microsoft       15,000       15,000
                                             ------------ ------------
    Total liabilities                             73,007       61,555

STOCKHOLDERS' DEFICIT                            (22,992)     (16,795)
                                             ------------ ------------

TOTAL LIABILITIES &
STOCKHOLDERS' DEFICIT                            $50,015      $44,760
                                             ============ ============

(1) Derived from Immersion's annual audited consolidated financial statements.


                        Immersion Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                   Three Months           Years
                                Ended December 31, Ended December 31,
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------
Revenues:
     Royalty and license          $2,356   $2,615    $7,304    $8,888
     Product sales                 5,539    3,434    17,083    12,762
     Development contracts and
      other                          714      823     3,466     2,627
                                --------- -------- --------- ---------
         Total revenues            8,609    6,872    27,853    24,277
                                --------- -------- --------- ---------

Costs and expenses:
 Cost of product sales
  (exclusive of amortization
     of intangibles shown
      separately below)            2,056    1,638     7,193     6,446
 Sales and marketing               3,455    3,073    12,609    11,649
 Research and development          2,184    1,520     7,609     6,003
 General and administrative        2,506    3,081    10,076    10,638
 Amortization of intangibles         313      206       969     1,256
 Litigation settlement              (300)       -    (1,650)        -
 Restructuring                          -       -         -       185
                                ------------------ --------- ---------
         Total costs and
          expenses                10,214    9,518    36,806    36,177
                                --------- -------- --------- ---------

Operating loss                    (1,605)  (2,646)   (8,953)  (11,900)
Interest and other income
 (expense), net                     (364)    (271)   (1,327)   (1,027)
                                --------- -------- --------- ---------

Loss before provision for income
 taxes                            (1,969)  (2,917)  (10,280)  (12,927)

Provision for income taxes           (13)     (48)     (144)     (158)
                                --------- -------- --------- ---------

Net loss                         $(1,982) $(2,965) $(10,424) $(13,085)
                                ========= ======== ========= =========

Basic and diluted net loss per
 share                            $(0.08)  $(0.12)   $(0.42)   $(0.54)
                                --------- -------- --------- ---------

Shares used in calculating basic
 and diluted net loss per share   24,662   24,244    24,556    24,027
                                --------- -------- --------- ---------


                        Immersion Corporation
                   Additional Financial Information
Effect of Non Cash Stock-Based Compensation included within Condensed
                 Consolidated Statement of Operations
                            (In thousands)
                             (Unaudited)

                                            Three Months
                                                ended
                                 Non Cash   December 31,
                  Three Months Stock-Based      2006,     Three Months
                     ended     Compensation exclusive of     ended
                  December 31,   included     Non Cash    December 31,
                    2006, as      within     Stock-Based    2005, as
                    reported     expense    Compensation    reported
                  ------------ ------------ ------------- ------------

Costs and expenses
  Cost of product
   sales               $2,056          $16        $2,040       $1,638
  Sales and
   marketing            3,455          343         3,112        3,073
  Research and
   development          2,184          120         2,064        1,520
  General and
   administrative       2,506          317         2,189        3,081
  Other, net               13            -            13          206
                  ------------ ------------ ------------- ------------

Total costs and
 expenses             $10,214         $796        $9,418       $9,518
                  ============ ============ ============= ============

                                                Year
                                                ended
                                 Non Cash   December 31,
                      Year     Stock-Based      2006,         Year
                     ended     Compensation exclusive of     ended
                  December 31,   included     Non Cash    December 31,
                    2006, as      within     Stock-Based    2005, as
                    reported     expense    Compensation    reported
                  ------------ ------------ ------------- ------------

Costs and expenses
  Cost of product
   sales               $7,193          $70        $7,123       $6,446
  Sales and
   marketing           12,609        1,230        11,379       11,649
  Research and
   development          7,609          492         7,117        6,003
  General and
   administrative      10,076        1,145         8,931       10,638
  Other, net             (681)           -          (681)       1,441
                  ------------ ------------ ------------- ------------

Total costs and
 expenses             $36,806       $2,937       $33,869      $36,177
                  ============ ============ ============= ============


We adopted Statement of Financial Accounting Standards No. 123R
 "Share-Based Payment" effective January 1, 2006 and are required to recognize expense on our share-based payments from January 1, 2006. Our Consolidated Statement of Operations prior to January 1, 2006 does not include expense associated with share-based payments. We have included the above information to assist in comparing our operating expenses to prior periods.

    CONTACT: Immersion Corporation
             Stephen Ambler, +1 408-467-1900
             invest@immersion.com